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                                                                     EXHIBIT 8.2

               [TROOP MEISINGER STEUBER & PASICH, LLP LETTERHEAD]

                                January 31, 1996

Board of Trustees
Real Estate Investment Trust of California
12011 San Vicente Boulevard
Suite 707
Los Angeles, California 90049

        Re: Federal Income Tax Consequences of Merger Transactions

Ladies and Gentlemen:

    We are counsel to Real Estate Investment Trust of California, a California real estate investment trust ("RCT") in connection with that certain Agreement and Plan of Merger (the "Agreement") dated October 11, 1995 and amended on December 21, 1995 and January 30, 1996, by and among RCT, Real Estate Investment Trust of Maryland, a Maryland real estate investment trust ("RCT/Maryland") and BRE Properties, Inc., a Delaware corporation ("BRE"). This opinion is being rendered to you pursuant to Section 6.1(g) of the Agreement. All capitalized terms used herein have the same meaning as attributed to each term in the Agreement.

    In connection with rendering this opinion, we have examined original documents, or copies properly certified or otherwise identified to our satisfaction as being in the form of original documents, of the Agreement, the Joint Proxy Statement and Prospectus of RCT and BRE as filed with the Securities and Exchange Commission on December 22, 1995 as part of the Form S-4 Registration Statement of BRE (the "Registration Statement") and such other instruments and documents that we deemed relevant to this opinion.

    As to various questions of fact material to our opinion, we have relied, without independent investigation, solely upon the information statements, representations and warranties of the various parties contained in the Agreement and the Joint Proxy Statement, which we have assumed to be true and complete, and upon statements of officers of RCT and RCT/Maryland, none of which we believe to be incorrect, contained in a certificate delivered to us by RCT and RCT/Maryland (the "Officers' Certificate"). Unless otherwise expressly stated herein, we have not undertaken any independent investigation to determine the existence or nonexistence of any factual matters.

    In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, and the authenticity of all documents submitted to us. In making our examination of documents executed by the parties, we have assumed that such parties have the power to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof. We have also assumed that the transactions related to RCT's merger into RCT/Maryland and RCT/Maryland's merger into BRE will be consummated in accordance with the Agreement and as described in the Registration Statement, and that such mergers qualify as statutory mergers under applicable state law.

    In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and
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Real Estate Investment Trust of California
January 31, 1996
Page 2
administrative interpretations are subject to change at any time and in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.

    On the basis of the foregoing examination, and in reliance thereon and on all such other matters as we have deemed relevant under the circumstances, and upon consideration of applicable laws, we are of the opinion that, subject to the assumptions, exceptions and qualifications set forth herein, as of the date hereof:

        1. The merger of RCT into RCT/Maryland will be treated for United States federal income tax purposes as a reorganization within the meaning of
    Section 368(a)(1)(F) of the Code.

        2. The merger of RCT/Maryland into BRE will be treated for United States federal income tax purposes as a reorganization within the meaning of
    Section 368(a)(1)(A) of the Code.

        3. No gain or loss will be recognized by RCT or RCT/Maryland as a result of the merger of RCT into RCT/Maryland or the merger of RCT/Maryland into BRE.

        4. No gain or loss will be recognized by a shareholder of RCT who receives BRE Common Stock in exchange for shares of RCT (except with respect to any cash received in lieu of a fractional interest in BRE Common Stock).

    We have not been requested to opine, and we have not opined, as to any issues, unless expressly set forth herein. Our review has been limited to laws, rules and regulations currently in effect which we believe (based on our experience with similar transactions) should be applicable to those transactions contemplated by the Agreement, and we have not made any special investigation concerning any other law, rule or regulation. This opinion is limited to facts and applicable law in existence as of the date hereof and we do not undertake and expressly disavow any duty or obligation to advise you of any change in facts or applicable law after the date hereof, whether or not relating to the specific issues addressed in this opinion, and you may not rely upon us in any respect with regard to continuing advice concerning changes in applicable law or facts after the date of this opinion. This opinion extends only to questions of law of the federal law of the United States of America, and we express no opinion with respect to any other laws or the law of any other jurisdiction.

    This opinion has been rendered to you pursuant to your request and may be relied upon by you only in connection with the Agreement. This opinion is not to be circulated or quoted or otherwise relied upon by you for any other purpose or by any other person without our prior written agreement. Notwithstanding the foregoing, we consent to the use of this opinion as an Exhibit to the Registration Statement and to use of our name in the Prospectus constituting a part thereof.

                                          Very truly yours,

                                          TROOP MEISINGER
                                          STEUBER & PASICH, LLP